Exhibit 10.1

February 24, 2017

Mr. John Enlow

5 Noyant Court

Little Rock, AR 72223

Offer Letter

Dear John:

On behalf of Deltic Timber Corporation (the “Company”), I am pleased to extend an offer of employment to you for the position of Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). The terms of our offer are set forth in this offer letter (this “Offer Letter”). Terms not defined in the body of this Offer Letter will have the meaning set forth in Appendix A to the Offer Letter.

1.       Employment Term. Your employment will be on an “at-will” basis, pursuant to the terms and conditions of this Offer Letter. Your employment with the Company will begin on March 8, 2017 (the “Effective Date”) and will continue until such time as it is terminated.

2.       Title and Nature of Duties. You will be employed as Chief Executive Officer of the Company, reporting to the Board. You will have such duties and obligations as are customary for such position and will perform such other duties as may be assigned from time to time by the Board.

3.       Compensation and Benefits.

a.       Base Salary. You will be paid an annual base salary of $500,000, payable in accordance with the Company’s normal payroll procedures and subject to annual Board review for any increases as determined by the Board.

b.       Annual Cash Incentive. You will be eligible to participate in the Company’s annual cash incentive plan (the “Annual Cash Incentive Plan”), with a target annual bonus of 85% of annual base salary. Should you accept this offer of employment, you will be credited with a full year of participation under the Annual Cash Incentive Plan for 2017.

c.       Long Term Incentive. You will be eligible to receive the following awards under the Company’s long term incentive plan upon commencement of employment, subject to annual Board review for any increases as determined by the Board:

•	Stock Options: $162,500, which shall vest ratably in equal annual installments over four years from the date of grant and bear a 10-year term, subject to your continued employment (except as provided in paragraph 4 below).

•	Time-Based Restricted Stock: $162,500, which shall vest four years following the date of grant, subject to your continued employment (except as provided in paragraph 4 below).

•	Performance-Based Restricted Stock: $325,000, which shall vest four years following the date of grant, subject to your continued employment (except as provided in paragraph 4 below), and be eligible for payment at between 0% and 200%, based upon the satisfaction of pre-determined performance criteria.

Each of the above awards will be subject to terms of a written award agreement in a form approved by the Board.

d.       Benefits. You will be entitled to participate in all employee benefit plans and programs which are generally made available to other Company employees, subject to the terms of each plan. You will also be entitled to participate in the Company’s executive life insurance plan, subject to the terms of the plan.

e.       Retirement Plans. You will be eligible to participate in the Company’s qualified defined contribution savings plan (the “Thrift Plan”). The Company currently makes contributions of 4% of base salary to the Thrift Plan, vesting over three years, plus a matching contribution up to 5% of base salary which is fully vested when made. You will also be eligible to participate in the Company’s elective deferral supplemental retirement plan (the “SERP”), under which you may defer up to 50% of your base salary.

f.       Vacation. You will be entitled to four weeks of paid time off, along with standard paid holidays in accordance with the Company’s vacation policies and procedures.

4.       Sign-On Bonus: You will receive a cash sign-on bonus of $75,000, payable within 10 days of the start of your employment with the Company. Should you leave the Company voluntarily prior to the completion of one year of service, you will repay the Company a pro rata portion of the sign-on bonus based on the time between termination and one-year of service.

5.       Termination Benefits. You will be eligible to receive the following payments and benefits should you or the Board terminate your employment as provided below:

a.       Termination For Cause or Without Good Reason. If the Board terminates your employment for cause, or if you terminate your employment without good reason, you will be entitled to receive any accrued but unpaid installments of base salary through the date of termination and any benefits to which you are entitled under the Company’s broad-based benefit plans, and the Company will have no other obligations to you from and after the date of termination.

b.       Termination Without Cause or For Good Reason Not in Connection with a Change in Control. If the Board terminates your employment without Cause, or if you terminate your employment for Good Reason, you will be entitled to receive the following payments and benefits:

•	A payment of one times current base salary plus target bonus.

•	Accrued but unpaid installments of base salary.

•	Pro-rated vesting of stock options and time-based restricted stock, based on the portion of the vesting period for which service has been completed.

•	Pro-rated vesting of performance-based restricted stock based on actual performance through the date of termination and the portion of the performance period for which service has been completed.

•	Company-paid continuation of medical benefits for one year following the date of termination.

c.       Termination Without Cause or For Good Reason Following a Change in Control. If the Board terminates your employment without Cause, or if you terminate your employment for Good Reason within the two year period following a Change in Control, you will be entitled to receive the following payments and benefits:

•	A severance payment of two times the sum of your base salary plus your target bonus paid in a lump sum upon your termination.

•	A pro-rated bonus for the year of termination based on your target annual bonus for such year and paid upon your termination.

•	Accrued but unpaid installments of base salary.

•	Full accelerated vesting of any unvested portion of the stock options and time-based restricted stock. Full accelerated vesting of any unvested portion of the performance-based restricted stock based on actual performance through the date of Change in Control.

•	If the CIC occurs within one year of the Start Date, company-paid continuation of medical benefits for two years following the date of termination.

•	Company-paid continuation of medical benefits for two years following the date of termination.

•	Outplacement services for up to a two year period following termination with a maximum cost of $20,000.

Your entitlement to the termination payments and benefits under this paragraph 4 is contingent upon your execution and non-revocation of a customary release of claims against Company, its affiliates and their respective officers and board members which shall be provided to you by the Company within three days of your termination of employment.

6.       Stock Ownership Guidelines. As Chief Executive Officer of the Company, you will be expected to acquire ownership of five times your base salary in shares of Deltic stock within five years of the Effective Date. Shares that count toward the ownership guidelines are: those acquired through independent purchase; shares acquired and held in Deltic’s Thrift Plan and SERP; those acquired through Deltic’s long term incentive plan, including unvested time-based restricted stock. Progress towards the ownership guidelines will be assessed annually by the Executive Compensation Committee.

The payments and benefits under this Offer Letter are subject to the added provisions set forth in Appendix A to this Offer Letter.

We hope that you find the prospect of working for the Company to be an exciting opportunity, as we do. You may accept this offer of employment by signing and dating the enclosed duplicate original of this letter and returning it to us c/o R. Madison Murphy, Deltic Timber Corporation, 210 East Elm Street, El Dorado, AR 71730. We look forward to having you join us.

Very truly yours,

By:	/s/ R. Madison Murphy
R. Madison Murphy Compensation Committee Chair

I have read and accepted this offer of employment.

/s/ John Enlow
John Enlow
2/24/17

Appendix A to John Enlow Offer Letter

“Cause” means (i) your willful and continued failure substantially to perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) dishonesty in the performance of your duties hereunder, (iii) an act or acts on your part constituting a felony under the laws of the United States or any state thereof or (iv) any other act or omission by you in relation to your services with the Company which involves gross negligence or bad faith and is materially injurious to the financial condition or business reputation of the Company or any of its affiliates or (v) the material violation of any Company policy by you, or the commission by you of an act involving moral turpitude, in each case, that adversely and substantially affects the reputation or business of the Company or any affiliate.

“Change in Control” shall have the meaning given to the term “Change in Control”, “Change of Control” or such similar term set forth in the Company’s principal stock incentive plan.

“Good Reason” means: (i) a material diminution in your title, role, authority or responsibilities (including your reporting responsibility) from the position described in paragraph 2 of the Offer Letter, (ii) a reduction in your base salary or target annual bonus or a failure by the Company to pay any agreed amounts vested and due to you under your terms of employment or (iii) the movement of your principal office more than 50 miles from its original location or any subsequent location otherwise agreed by you. Good Reason shall not be deemed to exist solely as a result of (A) the Company’s appointment of an interim Chief Executive Officer, with all related authorities and duties, to fill your role and exercise such authorities and duties during the period of any absence by you from your role, other than vacation and (B) the Board placing you on garden leave for a period not longer than 30 days, without any change to your compensation and benefit entitlements, to the extent that the Board deems such leave necessary in good faith to enable the Company to investigate and assess any facts or circumstances that might constitute grounds for the termination of your employment for Cause. Notwithstanding the foregoing, no event of “Good Reason” shall be deemed to have occurred unless you provide written notice, within ninety (90) days of the initial occurrence of such event, to the Board specifying in reasonable detail the facts or circumstances that you believe constitute Good Reason, such facts or circumstances are not corrected or otherwise cured by the Company within thirty (30) days after the Board’s receipt of such notice, and you actually terminate your employment within sixty (60) days after the end of the foregoing 30-day period.

Internal Revenue Code Section 409A Provisions Applicable to the
Payments and Benefits Provided Under the Offer Letter

To the fullest extent possible, amounts and other benefits payable under the Offer Letter are intended to be exempt from the definition of “nonqualified deferred compensation” under Internal Revenue Code Section 409A (“Section 409A”) in accordance with one or more exemptions available under Section 409A. To the extent that any such amount or benefit is or becomes subject to Section 409A, this Offer Letter is intended to comply with the applicable requirements of Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties. This Offer Letter will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. If any payment or benefit to be provided under the Offer Letter constitute “nonqualified deferred compensation” under Section 409A at a time when you are a “specified employees” within the meaning of Section 409A, notwithstanding any other provision of the Offer Letter, such payment or benefit shall be delayed until the first day of the seventh month following our separation from service and any such delayed payment shall at that time be paid in a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Section 409A). For purposes of Section 409A each installment of any payment or benefit due under the Offer Letter shall be regarded as a separate payment. In no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A.